                      SUBSCRIPTION AND EXCHANGE AGREEMENT



                                    BETWEEN

                        GROUP MAINTENANCE AMERICA CORP.


                                      AND

                                 BOSS II, LLC





                         Dated as of November 2, 1999

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS..........................................................   1

ARTICLE II ISSUANCE OF CONVERTIBLE PREFERRED STOCK.............................   6

   2.1  Issuance of Convertible Preferred Stock................................   6
   2.2  Closing................................................................   6
   2.3  Company Actions........................................................   6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................   7

   3.1  Authority..............................................................   7
   3.2  Authorization of Convertible Preferred Stock and Conversion Shares.....   7
   3.3  Consents and Approvals; No Violations..................................   7
   3.4  State Takeover Statutes................................................   8
   3.5  Share Retention Agreements.............................................   8
   3.6  Merger Agreement.......................................................   8
   3.7  Financing..............................................................   9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF INVESTOR..........................   9

   4.1  Organization...........................................................   9
   4.2  Authority..............................................................   9
   4.3  Consents and Approvals; No Violations..................................   9
   4.4  Ownership of the BOSC Debentures.......................................  10
   4.5  Ownership of Company Common Stock......................................  10
   4.6  Brokers................................................................  10
   4.7  Investment Representations and Warranties..............................  11

ARTICLE V COVENANTS............................................................  11

   5.1  Other Actions..........................................................  11
   5.2  Advice of Changes; Filings.............................................  12
   5.3  Financial Information..................................................  12
   5.4  Merger Agreement Covenants.............................................  13

ARTICLE VI ADDITIONAL AGREEMENTS...............................................  13

   6.1  Access to Information..................................................  13
   6.2  Reasonable Efforts; Notification.......................................  13
   6.3  Fees and Expenses......................................................  14
   6.4  Public Announcements...................................................  15
   6.5  NYSE...................................................................  15
   6.6  Securities and Exchange Commission.....................................  16
   6.7  Use of Proceeds........................................................  16
   6.8  Merger Agreement.......................................................  16
   6.9  Confidentiality........................................................  16

ARTICLE VII CONDITIONS.........................................................  17

   7.1  Conditions to Each Party's Obligation..................................  17
   7.2  Conditions to the Company's Obligations................................  17
   7.3  Conditions to the Investor's Obligations...............................  18

ARTICLE VIII TERMINATION AND AMENDMENT.........................................  20

   8.1  Termination............................................................  20
   8.2  Effect of Termination..................................................  21

ARTICLE IX MISCELLANEOUS.......................................................  22

   9.1  Amendment..............................................................  22
   9.2  Extension; Waiver......................................................  22
   9.3  Survival of Representations, Warranties and Agreements, Limitation
        on Liability...........................................................  22
   9.4  Notices................................................................  22
   9.5  Indemnification........................................................  23
   9.6  Interpretation.........................................................  25
   9.7  Entire Agreement; Third Party Beneficiaries............................  25
   9.8  Governing Law..........................................................  25
   9.9  Counterparts...........................................................  25
   9.10 Assignment.............................................................  26
   9.11 Enforcement............................................................  26

Exhibits
--------

Exhibit A:              Form of Investor's Rights Agreement
Exhibit B:              Form of Statement of Designations
Exhibit C:              Form of Fee Letter
Exhibit 4.4:            Form of Agreement Letter
Exhibit 7.3(d):         Form of Opinion of Bracewell & Patterson


Schedules
---------

Schedule 3.3(d):        Third Party Consents
Schedule 3.5:           Share Retention Agreements
Schedule 5.1(e):        Employees
Schedule 7.3(g):        BOSC Share Retention Agreement

                                      SUBSCRIPTION AND EXCHANGE AGREEMENT (this
                              "Agreement"), dated as of November 2, 1999,
                               ---------
                              between GROUP MAINTENANCE AMERICA CORP., a Texas corporation (the "Company") and BOSS II, LLC, a
                                                -------
                              Delaware limited liability company (the

                              "Investor").
                               --------

          WHEREAS, the Company and Building One Services Corporation have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company agrees to fund the conversion
-----------------
of up to $150,000,000 aggregate share value of its Common Stock (as hereinafter defined), into cash pursuant to the Merger Agreement, and

          WHEREAS, the Company desires to issue to the Investor shares of its Convertible Preferred Stock (as hereinafter defined) equal to an aggregate share value of $250,000,000 plus an amount equal to the accrued but unpaid interest as of the Closing Date on the BOSC Debentures (as hereinafter defined), in exchange for $150,000,000 in cash and the BOSC Debentures, on the terms and conditions set forth herein, and

          WHEREAS, the Merger and the exchange hereunder of the BOSC Debentures for Convertible Preferred Stock are intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Investor and the Company hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the following respective meanings:

     "Affiliate" means, with respect to any specified person, any other person
      ---------
that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common ownership or control with, or is owned or controlled by, such specified person; provided that Affiliates of the Investor, any designees of the Investor and Apollo shall exclude operating companies that would otherwise be deemed an Affiliate of such Persons, and shall include all investment partnerships and special purpose entities that are not operating companies, whether existing as of the date hereof or created hereafter, if the Persons controlling Apollo have the dominant management role in such entities. As used in this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     "Apollo" means Apollo Management IV, L.P. and its Affiliates.
      ------

     "Beneficial Owner" means a Person who is determined to be a "beneficial
      ----------------
owner" of, or who "beneficially owns" any capital stock of the Company (i) which such person or any of its Affiliates or Associates (each as defined in the Exchange Act) owns, directly or indirectly; (ii) which such Person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of any period of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.

     "BOSC" means Building One Services Corporation, a Delaware corporation.
      ----

     "BOSC Debentures" means the 7 1/2% Convertible Subordinated Junior
      ---------------
Debentures due 2012 of BOSC, governed by an Indenture dated as of April 30, 1999 by and between BOSC and United States Trust Company of New York.

     "BOSC Debentureholders" has the meaning set forth in Section 4.4.
      ---------------------

     "BOSC Share Retention Agreement" has the meaning set forth in Section
      ------------------------------                               -------
7.3(g).
------

     "business day" means any calendar day that is not a Saturday, Sunday or day
      ------------
on which nationally chartered banks are required to be closed in New York, New York.

     "Closing" has the meaning set forth in Section 2.2.
      -------                               -----------

     "Closing Date" has the meaning set forth in Section 2.2.
      ------------                               -----------

     "Commission" means the United States Securities and Exchange Commission.
      ----------

     "Common Stock" means the common stock of the Company, $.001 par value per
      ------------
share.

     "Common Stock Equivalent" means one share of Common Stock or the right to
      -----------------------
acquire, whether or not immediately exercisable, one share of Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement, in each case, as adjusted to account for any stock splits, reverse stock splits, stock dividends or other similar event.

     "Company" has the meaning set forth in the recitals to this Agreement.
      -------

     "Condition Termination Date" has meaning set forth in Section 7.3(g).
      --------------------------                           --------------

     "Confidentiality Agreement" has the meaning set forth in Section 6.9.
      -------------------------                               -----------

     "Contract" means any loan or credit agreement, note, bond, mortgage,
      --------
indenture, lease, sublease, purchase order or other contract, agreement, commitment, instrument, Permit (as hereinafter defined), concession, franchise or license.

     "Conversion Shares" has the meaning set forth in Section 2.1(c).
      -----------------                               --------------

     "Convertible Preferred Stock" means the Company's 7 1/4% convertible
      ---------------------------
preferred stock, par value $.001 per share, to be issued by the Company to the Investor pursuant to the terms and conditions of this Agreement and to be governed by the Statement of Designations.

     "Delaware Company Warrants" has the meaning set forth in Section 3.3 of the
      -------------------------
Merger Agreement.

     "Effective Time" has the meaning set forth in Section 1.1 of the Merger
      --------------
Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934 and the rules and
      ------------
regulations promulgated thereunder, each as amended.

     "Expense Reimbursement Event" shall mean that this Agreement shall have
      ---------------------------
been terminated pursuant to Section 8.1(d)(i),(ii), (iii),(iv), (v) or, pursuant
                            ------------------------------------------
to Section 8.1(d)(vi) or Section 8.1(g)(iii) if such termination pursuant to
Section 8.1(d)(vi) or Section 8.1(g)(iii) occurs after a breach by the Company of the Merger Agreement, provided, however, that no Expense Reimbursement Event
                         --------  -------
shall be deemed to occur pursuant to Section 8.1(d)(v) unless the shareholders of the Company shall not have approved the transactions contemplated by the Merger Agreement and the Company shall have consummated an Alternative Transaction (as defined in the Merger Agreement) within one year of the termination of this Agreement.

     "Fee Letter" has the meaning set forth in Section 7.3(e).
      ----------                               --------------

     "Financing Letter" has the meaning set forth in Section 3.7.
      ----------------                               -----------

     "GAAP" means United States generally accepted accounting principles.
      ----

     "Governmental Entity" means any national, federal, state, municipal, local,
      -------------------
territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative, or arbitral body or public or private tribunal.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
      -------
as amended.

     "Indebtedness" has the meaning set forth in Section 10 of the Statement of
      ------------
Designations.

     "Indemnified Party" has the meaning set forth in Section 9.5.
      -----------------                               -----------

     "Investor" means BOSS II, LLC, a Delaware limited liability company.
      --------

     "Investment Amount" has the meaning set forth in Section 2.1(a).
      -----------------                               --------------

     "Investor's Expenses" means all reasonable out-of-pocket expenses
      -------------------
(including reasonable attorneys fees) paid or incurred by or on behalf of the Investor to a Third Party in connection with the negotiation, execution and delivery of, the due diligence conducted by the Investor and its agents and representatives in connection with, and the consummation (to the extent applicable) of the transactions contemplated by, (i) this Agreement, (ii) the Merger Agreement, (iii) the Investor's Rights Agreement and each of the documents and instruments referred to in any of the foregoing, including, without limitation, the indebtedness to be incurred in connection with the transactions contemplated by this Agreement and the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, the maximum amount of Investor Expenses shall be $3,000,000.

     "Investor's Rights Agreement" has the meaning set forth in Section 7.3(e).
      ---------------------------                               --------------

     "Law" means all provisions of laws, statutes, ordinances, rules, bylaws,
      ---
regulations, writs, Permits or Orders of any Governmental Entity.

     "Liens" means, with respect to any asset, (a) any mortgage, deed of trust,
      -----
lien, pledge, encumbrance, charge or security interest of any kind whatsoever in or on such asset (including the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital Lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, right of first refusal, call, appreciation right or similar right of a third party with respect to such securities.

     "material adverse change" has the meaning set forth in Section 9.6.
      -----------------------                               -----------

     "Material Adverse Effect" has the meaning set forth in Section 9.6.
      -----------------------                               -----------

     "Material Contract" means any Contract that (i) evidences or provides for
      -----------------
any Indebtedness of the Company or any Subsidiary, or any of their Affiliates, in an amount in excess of $5,000,000, or any encumbrance securing such Indebtedness, (ii) restricts the Company or any Subsidiary, or any of their Affiliates, from engaging in any line of business or (iii) is required to be disclosed by the Company pursuant to the Exchange Act or the Securities Act (as hereinafter defined).

     "Merger" has the meaning set forth in Section 7.2(b).
      ------                               --------------

     "Merger Agreement" has the meaning set forth in the recitals to this
      ----------------
Agreement.

     "Merger Shares" has the meaning set forth in Section 7.3(g).
      -------------                               --------------

     "NYSE" has the meaning set forth in Section 6.5.
      ----                               -----------

     "Order" means all judgments, injunctions, orders and decrees of all
      -----
Governmental Entities in Proceedings (as hereinafter defined) in which the person in question is a party or by which any of its properties is bound.

     "Organizational Documents" means, with respect to any person, each
      ------------------------
instrument or other document that (a) defines the existence of such person, including its certificate of limited partnership or articles or certificate of incorporation, as filed or recorded with an applicable Governmental Entity, or
(b) governs the internal affairs of such person, including its partnership agreement or by-laws.

     "Outside Date" has the meaning set forth in Section 8.1(b).
      ------------                               --------------

     "Payment Event" shall mean that this Agreement shall have been terminated
      -------------
pursuant to Section 8.1(d)(i),(ii), (iii),(iv), (v) or, pursuant to Section
            ------------------------------------------
8.1(d)(vi) or Section 8.1(g)(iii) if such termination pursuant to Section 8.1(d)(vi) or Section 8.1(g)(iii) occurs after a breach by the Company of the Merger Agreement, provided, however, that no Payment Event shall be deemed to
                  --------  -------
occur pursuant Section 8.1(d)(v) unless the shareholders of the Company shall not have approved the transactions contemplated by the Merger Agreement and the Company shall have consummated an Alternative Transaction (as defined in the Merger Agreement) within one year of the termination of this Agreement.

     "Permits" means, collectively, all franchises, approvals, clearances,
      -------
permits, licenses, authorizations, registrations, certificates, and variances obtained from, or agreements with, any Governmental Entity.

     "Proceeding" means any claim, demand, suit, action, hearing, grievance,
      ----------
arbitration, mediation or proceeding in any court or before any Governmental Entity, whether at law or in equity.

     "Securities Act" means the Securities Act of 1933 and the rules and
      --------------
regulations promulgated thereunder, each as amended.

     "Share Retention Agreement" has the meaning set forth in Section 3.5.
      -------------------------                               -----------

     "Statement of Designations" means the statement of designations,
      -------------------------
preferences, limitations and relative rights of the Convertible Preferred Stock, in the form set forth in Exhibit B.
                         ---------

     "Subsidiary" has the same meaning has the meaning set forth in Section
      ----------
2.2(b) of the Merger Agreement.

     "Termination Fee" has the meaning set forth in Section 6.3(b).
      ---------------                               --------------

     "Third Party" means any person or "group," as described in Rule 13d-5(b)
      -----------
promulgated under the Exchange Act, other than the Investors or any of their Affiliates.

     "Transaction Documents" means this Agreement, the Fee Letter, the
      ---------------------
Investor's Rights Agreement, the Statement of Designations and the Merger Agreement.

                                  ARTICLE II
                    ISSUANCE OF CONVERTIBLE PREFERRED STOCK

2.1  Issuance of Convertible Preferred Stock.

        (a) At the Closing, the Company shall issue and deliver to the Investor a certificate or certificates representing the sum of $250,000,000 plus an amount equal to the accrued and unpaid interest as of the Closing Date on the BOSC Debentures (the "Investment Amount"), aggregate share value of Convertible
                      -----------------
Preferred Stock against receipt by the Company of:

                (i) a wire transfer of immediately available funds in the amount of $150,000,000 to an account designated by the Company at least two business days prior to the Closing; and

                (ii) all of the certificates representing all of the outstanding BOSC Debentures.

        (b) The Convertible Preferred Stock certificates shall be registered in the names designated by the Investor to the Company at least two business days prior to the Closing.

        (c) The Company has authorized and reserved and covenants to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of shares of Common Stock to satisfy the rights of conversion of the holders of the Convertible Preferred Stock. Any shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, and such shares of Common Stock when issued, are herein referred to as the "Conversion Shares."
                                                  -----------------

        (d) The number of shares of Convertible Preferred Stock to be issued pursuant to the terms and conditions of this Agreement shall be determined by dividing the number representing the Investment Amount by 1,000.

2.2  Closing.

     The closing (the "Closing") hereunder with respect to the issuance and sale
                       -------
of the Convertible Preferred Stock shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, 24th Floor, New York, New York (or at the offices of the lenders to the Company or such other place as the parties may agree) as soon as practicable after December 31, 1999 and promptly after the satisfaction or waiver of all of the conditions set forth in Article VII (the
                                                             -----------
date upon which the Closing occurs being referred to as the "Closing Date") and
                                                             ------------
immediately prior to the consummation of the consummation of the transactions contemplated under the Merger Agreement.

2.3  Company Actions.

     The Company represents and warrants that at meetings duly called and held, its Board of Directors has (a) taken all necessary steps to render the restrictions of Article 13.03 of the Texas Business Corporation Act inapplicable to the transactions contemplated by this Agreement and (b) resolved to elect not to be subject, to the extent permitted by Law, to any state takeover law other than Article 13.03 of the Texas Business Corporation Act that may purport to be applicable to the transactions contemplated by this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Investors as of the date hereof and as of the Closing Date as follows:

3.1  Authority.

     The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the other Transaction Documents and the other agreements, documents and instruments referred to herein and therein have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, any other Transaction Document or any such other agreement, document or instrument or to consummate the transactions so contemplated hereby or thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and each such document will, upon approval of the Company's shareholders, constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.2  Authorization of Convertible Preferred Stock and Conversion Shares.

     The shares of Convertible Preferred Stock have been duly authorized for issuance and, when issued and delivered, and consideration recited herein has been received in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly authorized and reserved for issuance, and, when the shares of Convertible Preferred Stock have been issued by the Company, (i) the Convertible Preferred Stock will be convertible into Conversion Shares in accordance with the terms as set forth in the Statement of Designations, and (ii) the Conversion Shares issuable upon such conversion, when issued and delivered in accordance with the provisions of the Statement of Designations, will be validly issued, fully paid and nonassessable.

3.3  Consents and Approvals; No Violations.

     Except for Permits as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and applicable foreign and state securities or blue sky laws and the HSR Act, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Company or any of its material Subsidiaries, (b) require the Company to make any filing with, provide any notice to, or obtain any Permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such Permit, authorization, consent or approval or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement), (c) result in the creation or imposition of any Liens upon the properties or assets of the Company or any Subsidiary, (d) except as set forth on Schedule 3.3(d), result in a violation or breach of, require any
                ---------------
notice to any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or right of non-renewal or require any prepayment or offer to purchase any debt) under, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company's or any of its Subsidiaries' properties or assets may be bound, (e) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (f) result in the loss, forfeiture, revocation, termination or diminution of any Permit, except in the case of clauses (b), (c), (d), (e) and
(f), for violations, breaches, defaults, losses, forfeitures, revocations, terminations or diminutions which would not, individually or in the aggregate, cause a Material Adverse Effect.

3.4  State Takeover Statutes.

     No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Article 13.03 of the TBCA) applicable to the Company is applicable to this Agreement, the Merger Agreement or the other transactions contemplated hereby or thereby. The action of the Board of Directors of the Company in approving this Agreement and the Merger Agreement (and the transactions provided for herein and therein) is sufficient to render
Article 13.03 of the TBCA inapplicable to this Agreement and the Merger
Agreement.

3.5  Share Retention Agreements.

     The Company has received extensions to each share retention agreement from the shareholders listed in Schedule 3.5, copies of which have been delivered to
                           ------------
the Investor (the "Share Retention Agreements").  Except in connection with the
                   --------------------------
Merger, no Share Retention Agreement has been amended, waived, supplemented or restated and each Share Retention Agreement remains in full force and effect, enforceable in accordance with its terms against the shareholders party thereto. Except in connection with the Merger, the Company has not amended, waived, supplemented or restated any contractual restrictions on transfer of any shares of Common Stock (except pursuant to the Share Retention Agreements) and all such restrictions are enforceable in accordance with their terms against the shareholders party thereto.

3.6  Merger Agreement

     The Company and BOSC have entered into the Merger Agreement, a copy of which has been delivered to the Investor. The Company hereby restates the representations and warranties of the Company set forth in the Merger Agreement as if such representations and warranties were set forth herein in their entirety, and such representations and warranties are incorporated by reference herein.

3.7  Financing.

     The Company has obtained a commitment letter from Bank of America with respect to $800,000,000 of senior debt financing, a copy of which has been delivered to the Investor (the "Financing Letter"). There have been no changes,
                                ----------------
modifications or waivers with respect to the Financing Letter since the date of its delivery to the Investor.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF INVESTOR

     The Investor represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1  Organization.

     The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now being conducted. The Investor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not be reasonably expected to either prevent or materially delay its ability to perform its obligations hereunder. The Investor has made available to the Company complete and correct copies of its certificate of formation, operating agreement and by-laws, as amended to the date hereof.

4.2  Authority.

     The Investor has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the other Transaction Documents and the other agreements, documents and instruments referred to herein and therein, in each case to which the Investor is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Investor and no other proceedings on the part of the Investor are necessary to authorize this Agreement, any other Transaction Document or any such other agreement, document or instrument or to consummate the transactions so contemplated hereby or thereby. This Agreement and the other Transaction Documents and the other agreements, documents and instruments referred to herein and therein to which the Investor is a party have been duly executed and delivered by the Investor and each such document constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its respective terms.

4.3  Consents and Approvals; No Violations.

     Except for filings, Permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, Exchange Act, applicable foreign and state securities or blue sky laws, the HSR Act, and applicable state takeover laws, neither the execution, delivery or performance of this Agreement, the other Transaction Documents or other agreements, documents or instruments referred to herein or therein, by the Investor, nor the consummation by the Investor of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of its Organizational Documents,
(ii) require any filing with, notice to, or Permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement), (iii) result in a violation or breach of, require any notice to any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Investor or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any Order or Law applicable to the Investor or any of its properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to either prevent or materially delay its ability to perform its obligations hereunder.

4.4  Ownership of the BOSC Debentures.

     The lawful owners, of record and beneficially, of the BOSC Debentures are limited partnerships under common control with the Investor (the "BOSC
                                                                  ----
Debentureholders").  The BOSC Debentureholders have good and marketable title to
----------------
such debentures, free and clear of any Liens and the Investor will cause the transfer of the BOSC Debentures as per the Agreement Letter, in the form attached hereto as Exhibit 4.4, in accordance with the terms of, and subject to
                   ------------
the conditions set forth in, this Agreement.

4.5  Ownership of Company Common Stock.

     As of the date hereof, the Investor does not own of record or beneficially, and is not the Beneficial Owner of a number of shares of Common Stock which, in the aggregate, exceeds 1% of the outstanding shares of Common Stock on the date hereof and, without the consent of the Company, the Investor shall not acquire or dispose of any shares of Common Stock until after the Closing Date except in connection with the transactions contemplated in Section 2.1 of this Agreement.

4.6  Brokers.

     No broker, investment banker, financial advisor, finder or other person is entitled to any brokerage, investment banker's, financial advisor's, finder's or other fee or commission for which the Company will be liable in connection with the execution of this Agreement by the Investor or the performance by the Investor of its obligations hereunder, except as otherwise set forth in the Fee Letter.

4.7  Investment Representations and Warranties.

        (a) The Investor is acquiring the Convertible Preferred Stock to be acquired hereunder for its own account, for investment and not with a view to the distribution thereof, and without any present intention of distributing the same.

        (b) The Investor understands that the Convertible Preferred Stock has not been, and will not upon issuance be, registered or qualified under the Securities Act, or any applicable state securities laws, by reason of its issuance in a transaction exempt from the registration or qualification requirements of the Securities Act and such laws, that the Convertible Preferred Stock and any Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification, and that the certificates representing the shares of Preferred Stock will carry appropriate legends with respect to the foregoing.

        (c) The Investor will be an "accredited investor" at the Closing within the meaning of Rule 501(a) promulgated under the Securities Act.

        (d) The Investor (i) has been furnished with or has had access to the information that such Investor has requested from the Company sufficient to enable the Investor to evaluate the merits and risks of an investment in the Convertible Preferred Stock, (ii) has had an opportunity to discuss with, and ask questions of, management of the Company the intended business and financial affairs of the Company, and (iii) has generally such knowledge and experience in business and financial matters so as to enable the Investor to understand and evaluate the risks of and form an investment decision with respect to its investment in the Convertible Preferred Stock.

        (e) The Investor has no need for liquidity in its investment in the Convertible Preferred Stock and is able to bear the economic risk of its investment in the Convertible Preferred Stock and the complete loss of all of such investment.

        (f) The Investor understands that there is no public market for the Convertible Preferred Stock and that the transferability of the Convertible Preferred Stock is restricted.

        (g) The Investor recognizes that an investment in the Company involves certain risks, and has taken full cognizance of, and understands all of, the risk factors related to the purchase of the Convertible Preferred Stock.

                                   ARTICLE V

                                   COVENANTS

5.1  Other Actions.

        (a) The Company shall not, and shall cause each Subsidiary not to, take or omit to take any action, the taking or omission of which would reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or inaccurate in any material respect or (ii) any of the conditions set forth in Article VII
                                                            -----------
not being satisfied (subject to the Company's right to take actions specifically permitted by Section 8.1).
             -----------

        (b) Without limiting Section 5.1(a), effective at the Effective Time,
                             --------------
the Company shall file the Statement of Designations with the Secretary of State of the State of Texas, decrease the size of its board of directors to 13 persons and cause at least 4 persons designated by the Investors to be added to the Company's board of directors.

        (c) Without limiting Section 5.1(a), the Company shall use its
                             --------------
commercially reasonable best efforts to obtain the requisite funds required for the consummation of the transactions contemplated hereby and pursuant to the Merger Agreement; and to pay the related fees and expenses, all on the terms and conditions set forth in the Financing Letter or on other terms acceptable to the Investor and the Company.

        (d) The Investor shall not take or omit to take any action, the taking or omission of which would reasonably be expected to result in (i) any of the representations and warranties, of the Investor set forth in this Agreement becoming untrue or inaccurate in any material respect or (ii) any of the conditions set forth in Article 7 not being satisfied (subject to the Investors right to take actions specifically permitted by Section 8.1).

        (e) The Company shall not amend the employment agreement of any of the individuals listed on Schedule 5.1(e) without the prior written consent of
                      ---------------
Investor.

        (f) the Company will take such action as is necessary to prevent the acceleration of the vesting of any Company Stock Options or Warrants except pursuant to the Merger Agreement and except for the acceleration of vesting of the options of Persons listed on part 4 of Schedule 4.16 of the Merger Agreement, which Persons are not marked with an asterisk on such Schedule.

5.2  Advice of Changes; Filings.

     From the date hereof until the Closing Date, the Company shall confer with the Investor on a regular basis as reasonably requested by the Investor, report on operational matters and promptly advise the Investor orally and, if requested by the Investor, in writing of any material change with respect to the Company or any Subsidiary. From the date hereof until the Closing Date, the Company shall promptly after filing provide to the Investor (or its counsel) copies of all filings made by the Company or any Subsidiary with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.3  Financial Information.

     From the date hereof until the Closing Date, the Company shall furnish to the Investor all documents filed with or submitted to the Commission by the Company during such period promptly after such filing or submission. From the date hereof until the Closing Date, the Company shall also furnish to the Investor as soon as available but in any event within 30 days of each calendar month, the unaudited consolidated and consolidating balance sheets and income statements of the Company and its Subsidiaries, showing its financial condition as of the close of such month and the results of operations during such month and for then elapsed portion of the

Company's fiscal year, in each case, setting forth, to the extent available, the comparative figures for the corresponding month in the prior fiscal year, the corresponding elapsed portion of the prior fiscal year and the budget amount for such month (all to be prepared in accordance with GAAP consistently applied).

5.4  Merger Agreement Covenants.

     The Company hereby agrees to perform all its obligations set forth in the Merger Agreement as if such obligations were set forth herein in their entirety and such obligations are incorporated herein by reference.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

6.1  Access to Information.

     The Company and its Subsidiaries shall afford to the Investor, and to the Investor's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours from the date hereof to the Closing Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to the Investor all other information concerning its business, properties and personnel as the Investor may reasonably request.

6.2  Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including
(i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings required by the HSR Act) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Documents and (v) subject to the execution of appropriate confidentiality agreements, reasonably cooperating with all potential sources of financing to the Investor in connection with the transactions contemplated by this Agreement, and the taking of all reasonable steps as may be necessary or advisable to consummate one or more financing transactions with such potential sources of financing, including participating in "road shows" with respect to the issuance of securities in one or more private placements or transactions registered under the Securities Act. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no "fair price," "moratorium," "control share acquisition" or other similar or antitakeover statute or similar statute or regulation enacted under applicable Law is or becomes applicable to this Agreement or any other transactions contemplated by this Agreement and (ii) if any such statute or regulation becomes applicable to any transaction contemplated by this Agreement, take all action reasonably necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require the Investor to dispose of or hold separate any asset or collection of assets.

        (b) The Company shall give prompt notice to the Investor of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it, including its failure to cause a Subsidiary, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it or any Subsidiary under this Agreement; provided, however, that
                                                        --------  -------
no such notification shall affect the representations, warranties, covenants or agreement of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) The Investor shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however,
                                                          --------  -------
that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.3  Fees and Expenses.

        (a) Except as otherwise provided in this Agreement or as otherwise agreed to by the parties hereto in writing, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

        (b) If a Payment Event shall occur at any time, then, within five business days following such Payment Event, the Company shall pay to the Investor a fee in an amount equal to $3.75 million (the "Termination Fee") and
                                                         ---------------
shall reimburse the Investor for the Investor's Expenses not previously reimbursed.

        (c) If an Expense Reimbursement Event shall occur at any time, then, within five business days following such Expense Reimbursement Event, the Company shall reimburse the Investor for the Investor's Expenses not previously reimbursed.

        (d) If the transactions contemplated by this Agreement are consummated, the Company shall reimburse the Investor for all of the Investor's Expenses, such reimbursement to occur at the Closing by wire transfer of immediately available funds.

        (e) Notwithstanding anything to the contrary set forth in this Agreement, if this Agreement shall have been terminated by the Investor for any reason and at the time of termination this Agreement could have been terminated pursuant to more than one subsection of Section 8.1 and could not have
                                        -----------
terminated by the Company pursuant to Section 8.1, then the Investor shall be
                                      -----------
entitled to choose which such subsection this Agreement shall have been terminated pursuant to.

        (f) The Company acknowledges that the agreements contained in this
Section 6.3 are an integral part of the transactions contemplated by this
-----------
Agreement and that, without these agreements, the Investor would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee or the Investor's Expenses when due and, in order to obtain such payment, the Investor commences a suit which results in a judgment against the Company for the Termination Fee and/or the Investor's Expenses, the Company shall pay to the Investor all reasonable out-of-pocket costs and expenses (including reasonable attorneys fees and expenses) paid by or on behalf of the Investor to a Third Party in connection with such suit, together with interest on the amount of the Termination Fee and the Investor's Expenses that are the subject of such judgment at the prime rate as set by Chase Manhattan Bank in effect on the date such payment was required to be made.

        (g) In the event that any Termination Fee and related Investor's Expenses are paid by the Company to the Investor hereunder, the Termination Fee and related Investor's Expenses shall be the sole and exclusive remedy of the Investor for claims related to, based on or arising out of this Agreement, the Merger Agreement, the subject matter hereof or thereof or the transactions contemplated herein or therein.

6.4  Public Announcements.

     The Investor, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, except to the extent required by applicable Law or on the advice of legal counsel that such press release or public statement is required under applicable Law or the rules of any national securities exchange.

6.5  NYSE.

     The Company shall use its commercially reasonable best efforts to obtain prior to Closing the approval for listing on the New York Stock Exchange ("NYSE"), effective upon official notice of issuance, of the Conversion Shares
  ----
(without any modification of the terms of the Convertible Preferred Stock as set forth in the Statement of Designations). The Company shall consult and cooperate with the Investor and its counsel in performing its obligations under this Section 6.5. The Company and its advisors will not engage in any
     -----------
substantive discussions or
otherwise communicate in writing with the NYSE or any of its agents or representatives with respect to the transactions contemplated by the Transaction Documents without the prior written consent of the Investor. The Investor agrees to cooperate and assist the Company in connection with the foregoing.

6.6  Securities and Exchange Commission.

     The Company and its advisors will not engage in any substantive discussions or otherwise communicate in writing with the Commission or any of its agents or representatives with respect to the transactions contemplated by the Transaction Documents without the prior written consent of the Investor. The Investor agrees to cooperate and assist the Company in connection with the foregoing.

6.7  Use of Proceeds.

     The Company shall use all the proceeds received from the sale of the Convertible Preferred Stock pursuant to this Agreement to fund the conversion of Common Stock into cash and the purchase of options pursuant to the Merger Agreement, or to the extent that the entirety of the $150,000,000 received pursuant hereto is not used to effect such conversion, for the repayment of all or part of any Indebtedness of the Company or any of its Subsidiaries or for the purchase of shares of Common Stock, so long as the purchase price paid for such shares is less than the Conversion Price (as defined in the Statement of Designations), and provided that the Company will not purchase any shares from any Person that is an officer or employee of the Company, if such purchase would reduce such Person's ownership of Common Stock Equivalents below 50% of the level of such Person's ownership as of the date hereof.

6.8  Merger Agreement.

        (a) The Company shall not amend, waive or supplement any provision of the Merger Agreement without the prior written consent of the Investor.

        (b) The Company shall promptly deliver to the Investor any notices delivered by the Company or received by the Company in connection with the Merger Agreement.

6.9  Confidentiality.

     The Parties will hold any such information which is nonpublic in confidence in accordance with the terms of the Confidentiality Agreement, dated May 27, 1999, and accepted June 1, 1999, between the Company and Apollo Management IV, L.P., (the "Confidentiality Agreement"), and in the event of termination of this
            -------------------------
Agreement for any reason each party will promptly comply with the terms of the Confidentiality Agreement.

                                  ARTICLE VII

                                  CONDITIONS

7.1  Conditions to Each Party's Obligation.

     The respective obligations of each party to consummate the transactions contemplated by Section 2.1 are subject to the prior satisfaction or waiver,
                -----------
where permissible, of the following conditions:

        (a) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits or restricts the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or makes such consummation illegal (each party agreeing to use commercially reasonable efforts to have any such prohibition lifted).

        (b) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

        (c) The conditions set forth in the Financing Letter shall have been satisfied or waived and the funding referred to therein shall be available to the Company on terms and conditions and in such amounts satisfactory to the Investor and the Company.

        (d) The Common Stock (including the Conversion Shares) shall have been approved for listing on the NYSE.

        (e) There shall exist no default under any material indebtedness of either BOSC or the Company.


7.2  Conditions to the Company's Obligations.

     The obligation of the Company to consummate the transactions contemplated by Section 2.1 are subject to the prior satisfaction or waiver of the following
   -----------
conditions:

        (a) All of the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects and except for those representations and warranties that speak as of a specific time, which shall be true and correct as of such time) as of the Closing Date as though made on and as of such time, and the Investor shall have performed in all material respects all covenants and agreements (except for the payment of cash and the delivery of the BOSC Debentures, which shall be performed in all respects, without regard to materiality) required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed by an executive officer of the Investor to the foregoing effect.

        (b) All of the conditions to the obligations of the Company and BOSC to consummate the merger contemplated in the Merger Agreement (the "Merger")
                                                                 ------
capable of being satisfied prior to the consummation of this Agreement shall have been satisfied to the Company's reasonable satisfaction, unless the failure
                                                              ------
to consummate the Merger is due to a breach by the Company of the Merger Agreement.

        (c) The Company shall have been provided with a certificate from an officer of the Investor certifying that the conditions precedent to the Company's obligations set forth in this Section shall have been satisfied.

        (d) The Company shall have obtained financing pursuant to the term sheet attached as an exhibit to the Financing Letter on such other terms reasonably acceptable to the Company.

        (e) Neither the Company nor BOSC shall be required by any Governmental Entity to divest any material portion of its business in connection with the consummation of the Merger or as a condition to the effectiveness of the Merger.

        (f) All notices required to be given prior to the Closing Date with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Closing Date from, any Third Party in connection with the consummation by the Company and the Investor of the transactions contemplated by this Agreement have been made and/or obtained, except in the case of a Third Party other than a Governmental Entity, the failure to give such notice or obtain such consent, approval, authorization, waiver or amendment would not be likely to have a Material Adverse Effect on the Company.

7.3  Conditions to the Investor's Obligations.

     The obligations of the Investor to consummate the transactions contemplated by Section 2.1 are subject to the prior satisfaction or waiver by the Investor
   -----------
of the following conditions:

        (a) All of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such time except to the extent that the failure to be true and correct has not had and could not reasonably be expected to have, in the aggregate, an adverse effect on the Company and its Subsidiaries, taken as a whole, that a reasonably prudent investor in the Investor's position would consider material relative to the investment to be made by the Investor pursuant to this Agreement (except for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects, and except for those representations and warranties that speak as of a specific time, which shall be true and correct as of such time), and the Company shall have performed in all material respects all covenants and agreements (except for the obligation to deliver the certificates representing the Convertible Preferred Stock, which shall be performed in all respects, without regard to materiality) required to be performed by it under this Agreement at or prior to the Closing Date (it being understood that any such breach may be cured to the extent permitted by Section 8.1(d)). The
                                                        --------------
Investor shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

        (b) All of the conditions set forth in the Merger Agreement that are capable of being satisfied prior to the consummation of this Agreement shall have been satisfied to the Investor's reasonable satisfaction.

        (c) All notices required to be given prior to the Closing Date with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Closing Date from, any Third Party in connection with the consummation by the Company of the transactions contemplated by this Agreement have been made and/or obtained, except in the case of a Third Party other than a Governmental Entity, the failure to give such notice or obtain such consent, approval, authorization, waiver or amendment would not be likely to have a Material Adverse Effect on the Investor.

        (d) The Investor shall have been provided with an opinion of Bracewell & Patterson, counsel to the Company, or the general counsel of the Company, as to the matters set forth in Exhibit 7.3(d).
                         --------------

        (e) The Company and the Investor shall have executed the Investor's Rights Agreement, a form of which is attached hereto as Exhibit A (the
                                                        ---------
"Investor's Rights Agreement"), and a Fee Letter, a form of which is attached
 ---------------------------
hereto as Exhibit C (the "Fee Letter"), and the Company shall have performed all
          ---------       ----------
of its obligations required to be performed at or prior to the Closing pursuant to the Investor's Rights Agreement and the Fee Letter.

        (f) The Company shall have filed the Statement of Designations, substantially in the form of Exhibit B, with the Secretary of State of the State
                             ---------
of Texas.

        (g) The holders of BOSC capital stock representing two-thirds of the shares described on Schedule 7.3(g), each of which have previously executed an
                    ---------------
agreement with respect to the retention of such BOSC shareholder's shares of BOSC capital stock (each, a "BOSC Share Retention Agreement"), shall have
                             ------------------------------
executed an amended BOSC Share Retention Agreement pursuant to which such shareholder agrees that any shares of Common Stock such shareholder receives in connection with the Merger (the "Merger Shares") shall be subject to the same
                                 -------------
restrictions on transfer as set forth in the BOSC Share Retention Agreement; provided, however, that (i) notwithstanding anything in this Agreement to the
--------  -------
contrary, the right of the Investor not to consummate the transactions contemplated in this Agreement and to terminate this Agreement because of a failure of the Company to satisfy the condition set forth in this Section 7.2(g) must be exercised by the Investor in writing by 11:59 p.m. on the date (the "Condition Termination Date") that is 14 days after receipt thereby of written
 --------------------------
notice from the Company that the Company is ready to file the first draft of the S-4 (as defined in the Merger Agreement) with the Commission (it being understood that the Company agrees to withhold filing of the S-4 until the expiration of such 14 day period), and (ii) if the Company does not receive a written notice from the Investor that it will not consummate the transactions contemplated in the Agreement and is terminating the Agreement because the Company has failed to satisfy the condition set forth in Section 7.2(g) on or prior to the Condition Termination Date, all rights of the Investor not to consummate the transactions contemplated in the Agreement and to terminate the Agreement because the condition set forth in Section 7.2(g) has not been satisfied shall terminate and be of no further force or effect.

        (h) Since June 30, 1999 there shall have been no development, change or effect that is likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        (i) There shall have been no changes (i) with respect to the employment by the Company of J. Patrick Millinor, Jr., Donald L. Luke, Chester J. Jachimiec, Darren B. Miller or Alfred R. Roach, Jr. or (ii) with respect to the employment by the Company or by BOSC of Joseph Ivey, William Love or Michael Sullivan that are not satisfactory to the Investor.

        (j) The Investor shall have been provided with a certificate from an officer of the Company certifying that the conditions precedent to the Investor's obligations set forth in this Section have been satisfied.

        (k) The Company shall have obtained financing pursuant to the term sheet attached as an exhibit to the Financing Letter on terms reasonably acceptable to Investor.

        (l) Neither the Company nor BOSC shall be required by any Governmental Entity to divest any material portion of its business in connection with the consummation of the Merger or as a condition to the Effectiveness of the Merger.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

8.1  Termination.

     This Agreement may be terminated at any time prior to the Closing Date as follows:

        (a)  By mutual written consent of the Investor and the Company.

        (b) By either the Investor or the Company if the Closing Date shall not have occurred on or before March 31, 2000 (the "Outside Date"); provided that
                                                ------------
the right to terminate this Agreement under this Section 8.1(b) shall not be
                                                 --------------
available to any party whose breach of any representation, warranty or covenant under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such date.

        (c) By either the Investor or the Company if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the issuance of the Convertible Preferred Stock, the consummation of the transactions contemplated by the Merger Agreement, and such Order or other action shall have become final and nonappealable.

        (d) By the Investor, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in any material respect when made or have become untrue or incorrect except to the extent that the failure to be true and correct has not had and could not reasonably be expected to have, in the aggregate, an adverse affect on the Company and its Subsidiaries, taken as a whole, that a reasonably prudent investor in the Investor's position would consider material relative to the transactions to be consummated by the Investor pursuant to this Agreement, (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement, and such breach or failure shall continue unremedied for 15 days after the Company has received written notice from the Investor of the occurrence of such breach or failure; provided, however, that in remedying any such breach or
                   --------  -------
failure the Company shall not have spent any money, incurred any liabilities or undertaken any obligations which expenditure, incurrence or undertaking, individually or together with the breach or failure so remedied, would itself constitute a material breach of or failure to perform any, representation, warranty or covenant of this Agreement, (iii) the Company shall have terminated the Merger Agreement pursuant to Section 7.1(g)(i) thereof, (iv) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement and such breach or failure results in the termination of the Merger Agreement, (v) the shareholders of the Company shall not have approved the transactions contemplated by the Merger Agreement; provided, however, that the right to terminate this Agreement under this Section
--------  -------
8.1(d)(v) shall not be available to the Investor if the Investor's breach of any representation, warranty or covenant under this Agreement has been the cause of the failure of the shareholders to not approve the transactions contemplated by the Merger Agreement or (vi) if the Company or BOSC shall have terminated the Merger Agreement.

        (e) By the Investor if there shall have occurred any material adverse change since June 30, 1999.

        (f) By the Company if (i) any of the representations and warranties of the Investor contained in this Agreement shall fail to be true and correct in any material respect, in each case either as of the date hereof or have since become, and at the time of termination remain, untrue in any material respect,
(ii) the Investor shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by the Company of any of its obligations under this Agreement) and such failure to be true and correct, breach or failure shall continue unremedied for 15 days after the Investor has received written notice from the Company of the occurrence of such breach or failure, (iii) BOSC shall have terminated the Merger Agreement.

8.2  Effect of Termination.

     In the event of a termination of this Agreement by either the Company or the Investor as provided in Section 8.1, this Agreement shall forthwith become
                            -----------
void and there shall be no liability or obligation on the part of the Investor or the Company or their respective officers, directors or Affiliates, except that Section 6.3, Section 6.4, Section 6.8, Section 8.1, this Section 8.2 and
     -----------  -----------  -----------  -----------       -----------
Article IX shall survive any such termination and except that nothing herein
----------
shall relieve any party for liability for any breach hereof.

                                  ARTICLE IX

                                 MISCELLANEOUS

9.1  Amendment.

     This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

9.2  Extension; Waiver.

     At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions applicable to such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

9.3 Survival of Representations, Warranties and Agreements, Limitation on Liability.

     The representations, warranties and covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement until 30 days after the delivery to the Investor of the Company's audited financial statements for the twelve months ending December 31, 2001 and may be relied upon by any permitted subsequent holder of Convertible Preferred Stock, regardless of any investigation made by or on behalf of the Investors or any other holder of Convertible Preferred Stock at any time.

9.4  Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to the Investor, to:

          BOSS II, LLC
          c/o Apollo Management, L.P.
          1301 Avenue of the Americas, 38th Floor
          New York, New York 10019
          Attention:  Mr. Andrew Africk
          Telecopy No.: (212) 515-3262
          with a copy to:

          O'Sullivan Graev & Karabell, LLP
          30 Rockefeller Plaza, 24th Floor
          New York, New York 10112
          Attention: John M. Scott, Esq.
          Telecopy No.: (212) 728-5950

          and, if to the Company, to:

          Group Maintenance America, Corp.
          8 Greenway Plaza, Suite 1500
          Houston, Texas 77046
          Attn:  Chief Executive Office
          Telecopy No.:  (713) 626-4766

          with a copy to:

          Bracewell & Patterson
          711 Louisiana, Suite 2900
          Houston, Texas 77002
          Attention:  John L. Bland, Esq.
          Telecopy No.:  (713) 221-1212

9.5  Indemnification.

        (a) The Company hereby agrees to indemnify and hold harmless the Investor and its Affiliates, partners, officers, directors, employees, agents and representatives (each, an "Indemnified Party") against any (i) losses,
                               -----------------
liabilities or damages other than those that result from or relate to a Proceeding by any Third Party (including derivative actions brought through or in the name of the Company), or (ii) losses, liabilities or damages resulting from or relating to a Proceeding by any third party (including derivative actions brought through or in the name of the Company), in the case of clause
(i) and (ii) of this Section 9.5(a), in connection with any breach of the representations and warranties or the covenants made by the Company in this Agreement, the Investor's Rights Agreement, or any other document or instrument entered into by the Investor in connection with the transactions contemplated hereby or thereby.

     Notwithstanding anything in this Section 9.5 to the contrary, no Indemnified Party shall have any right to collect any consequential or punitive damages from the Company pursuant to Section 9.5(a)(i) above.

        (b) Except as set forth in Section 6.3 of this Agreement, the rights set forth in this Section 9.5 shall be the sole and exclusive remedy of the Investor for claims related to, based on or arising out of this Agreement, the subject matter hereof or the transactions contemplated herein; provided, however, that
                                                       --------  -------
if a Termination Fee and related Investor's Expenses are paid by the Company to the Investor pursuant to Section 6.3 of this Agreement, the indemnification rights contained in this Section 9.5 shall automatically terminate and the payment of such

Termination Fee and related Investor's Expenses shall be the sole and exclusive remedy of the Investor for such claims.

        (c) With respect to Section 9.5(a)(ii), the Indemnified Party shall give prompt notice to the Company of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Agreement. Any failure on the part of any Indemnified Party to give the notice described in this Section 9.5(c) shall relieve the Company of its obligations under this Section 9.5 only to the extent that the Company has been prejudiced by the lack of timely and adequate notice (except that the Company shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Company, promptly (and in any event within 10 days) after the Indemnified Party's receipt thereof, copies of all notices and documents (including without limitation court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

        (d) With respect to any claim under Section 9.5(a)(ii), the Company shall have the sole right to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought under this Agreement if it has agreed irrevocably to indemnify the Indemnified Parties, provided that an Indemnified Party shall at all times have the right, at such Indemnified Party's option, to participate fully therein, provided,
                                                                  --------
further, that the Company shall not be entitled to assume the defense or
-------
settlement if any of the Indemnified Parties reasonably determines it has defenses that are inconsistent with the Company's defenses to such claims. In the event the Company does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of written notice by an Indemnified Party of such third-party claim, suit, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding and in such event the Company shall have the right to participate at its own expense.

        (e) With respect to any claim under Section 9.5(a)(ii), the Company shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Company (which consent shall not be unreasonably withheld or delayed), provided, further,
                                                        --------  -------
neither the Company nor any Indemnified Party may enter into any settlement of a third party Claim if such settlement (i) has any non-cash component that purports to apply to the other side or (ii) any cash component that is not being paid by the party entering into such settlement.

        (f) The Parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books, records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Company in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

9.6  Interpretation.

     When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. Whenever the words "include", "includes" or "including" are used in this Agreement, they
       -------    --------      ---------
shall be deemed to be followed by the words "without limitation".  The phrase
                                             ------------------
"made available" in this Agreement shall mean that the information referred to
---------------
has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any
                                                         ----------
person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "Material Adverse Effect" means, when used in respect of the Company and its
------------------------
Subsidiaries, any effect or condition that, individually or in the aggregate with any other effect or condition, is materially adverse to the assets, properties, business, financial condition, results of operations of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, "material
                                                                     --------
adverse change" means, when used in respect of the Company and its Subsidiaries,
--------------
any change or event that, individually or in the aggregate with any other change or event, is materially adverse to the assets, properties, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, except where expressly indicated otherwise, the phrase "knowledge" with respect to the Company, means to the actual
            ---------
knowledge, after due inquiry (i.e., the amount of inquiry that would be
                              ----
undertaken by a reasonably prudent business person given like facts and circumstances) of each of the Company's directors and officers. As used in this Agreement, the term "person" shall be interpreted broadly and shall include any person, individual, corporation, limited partnership, limited liability company, trust, association or other entity or business organization of any kind or division thereof.

9.7  Entire Agreement; Third Party Beneficiaries.

     This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.8  Governing Law.

     This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.

9.9  Counterparts.

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.10  Assignment.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that
                                                                 --------
an Investor may assign its rights, interests and obligations to an Affiliate without the consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.11  Enforcement.

      The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in a State court located in the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably and unconditionally (i) consents to submit such party to the personal jurisdiction of any such Federal or State court if any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of New York or a New York State court located in the City of New York and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              BOSS II, LLC

                              By: /s/ Andrew Africk
                                  -------------------
                                  Name:  Andrew Africk
                                  Title:    Manager

                              GROUP MAINTENANCE AMERICA CORP.

                              By: /s/ J. Patrick Millinor, Jr.
                                  ------------------------------
                                  Name:  J. Patrick Millinor, Jr.
                                  Title:    Chief Executive Officer